UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2013

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 First Stamford Place, Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 595−3000

Not Applicable
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Cenveo Corporation, a wholly-owned subsidiary of Cenveo, Inc. (NYSE: CVO, “Cenveo”), is party to a Credit Agreement dated as of April 16, 2013, providing for a $200 million asset-based revolving credit facility with a syndicate of lenders arranged by Bank of America, N.A., with Bank of America, N.A. serving as administrative agent, an issuing bank and swingline lender (the “Original ABL Credit Agreement”).

On December 11, 2013, the Original ABL Credit Agreement was amended by Amendment No. 1 to Credit Agreement (the “ABL Amendment No. 1”) pursuant to which the revolving commitments under the Original ABL Credit Agreement were increased by $30 million.  Fees and expenses associated with ABL Amendment No. 1 were approximately $400,000.  Concurrent with the aforementioned ABL increase, Cenveo Corporation prepaid $28.2 million of its Term Loan.  As a result of these actions, based upon current borrowings and interest rates, the Company expects to save over $1 million in interest expense in 2014.

Other than the foregoing, there were no material changes to the terms of the Original ABL Credit Agreement made pursuant to or in connection with the ABL Amendment No. 1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1 to Credit Agreement dated as of December 11, 2013 among Cenveo Corporation, Cenveo, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 17, 2013

CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1 to Credit Agreement dated as of December , 2013 among Cenveo Corporation, Cenveo, Inc., Bank of America, N.A., as Administrative Agent, and the lenders party thereto.